BOOLE & BABBAGE, INC.

                                  Exhibit 11.1

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)


                                                     Years ended September 30,
                                                     -------------------------
                                                    1997       1996        1995
                                                    ----       ----        ----
PRIMARY
   Weighted average number of common
      shares outstanding during the year            18,474     17,711     17,023
   Incremental common shares attributable
      to exercise of outstanding options
      (assuming proceeds would be used to
      purchase treasury stock)                       1,621      1,499      1,442
                                                   -------    -------    -------
Total shares                                        20,095     19,210     18,465
                                                   =======    =======    =======

Net income                                         $13,469    $11,457    $13,123
                                                   =======    =======    =======

Net income per share                               $  0.67    $  0.60    $  0.71
                                                   =======    =======    =======

FULLY DILUTED
   Weighted average number of common
      shares outstanding during the year            18,474     17,711     17,023
   Incremental common shares attributable
      to exercise of outstanding options
      (assuming proceeds would be used to
      purchase treasury stock)                       1,856      1,554      1,542
                                                   -------    -------    -------
Total shares                                        20,330     19,265     18.565
                                                   =======    =======    =======

Net income                                         $13,469    $11,457    $13,123
                                                   =======    =======    =======

Net income per share                               $  0.66    $  0.59    $  0.71
                                                   =======    =======    =======